                                                                 EXHIBIT (J)(3)

                             NOTICE OF TERMINATION

                                MARCH 24, 2011

Pursuant to paragraph 5(c) of that certain Agreement dated as of December 13, 1991 (the "AGREEMENT") between American International Group, Inc., a corporation organized under the laws of the State of Delaware ("AIG"), and American General Life Insurance Company of Delaware (formerly AIG Life Insurance Company), a Delaware corporation, a copy of which is attached hereto as Exhibit 1, AIG hereby provides notice of termination of the Agreement to be effective on April 22, 2011.


                                             AMERICAN INTERNATIONAL GROUP, INC.

                                             By:  Robert A. Gender
                                                  ------------------------------
                                                  Name: Robert A. Gender
                                                  Title: Vice President and
                                                  Treasurer

                                             By:  Kathleen E. Shannon
                                                  ------------------------------
                                                  Name: Kathleen E. Shannon
                                                  Title: Senior Vice President
                                                  and Secretary

                                   EXHIBIT 1

                                   AGREEMENT
                                    BETWEEN
                      AMERICAN INTERNATIONAL GROUP, INC.
                                      AND
                          AIG LIFE INSURANCE COMPANY

   This Agreement, made and entered into as of December 13, 1991, by and between American International Group, Inc., a Delaware corporation ("AIG"), and AIG Life Insurance Company, a Pennsylvania corporation ("AIG Life").

                                  WITNESSETH:

   WHEREAS, AIG is the ultimate beneficial owner of 100% of the outstanding common stock of AIG Life;

   WHEREAS, AIG Life has issued and intends to issue insurance policies including annuity contracts ("policies") to third parties; and

   WHEREAS, AIG and AIG Life desire to take certain actions to enhance and maintain the financial condition of AIG Life as hereinafter set forth in order to enable AIG Life to issue such policies;

   NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

   1. Stock Ownership. During the term of this Agreement AIG will be the ultimate beneficial owner of all of the capital stock of AIG Life now or hereafter issued and outstanding and AIG agrees that it will not pledge, assign or otherwise encumber such capital stock.

   2. Net Worth. AIG agrees that it shall cause AIG Life to have at all times during the term of this Agreement a policyholders surplus of not less than one million dollars ($1,000,000) or such greater amount as shall be sufficient to enable AIG Life to perform the obligations under any policy issued by AIG Life.

   3. Liquidity Provision. If during the term of this Agreement AIG Life needs funds not otherwise available to it to make timely payment of its obligations under the policies or otherwise, AIG shall provide, at the request of AIG Life, such funds in cash, either as equity or as a loan at AIG's option, on a timely basis. If such funds are advanced to AIG Life as a loan, such loan shall be on such terms and conditions, including maturity and rate of interest, as AIG and AIG Life shall agree.

   4. Waivers. AIG hereby waives any failure or delay on the part of AIG Life in asserting or enforcing any of its rights or in making any claims or demands hereunder.

   5. Termination, Amendment. Subject to the limitations contained in this paragraph 5, AIG shall have the absolute right to terminate this Agreement upon 30 days written notice to AIG Life. This Agreement may be amended at any time by written amendment or agreement signed by both parties subject to the limitations contained in this paragraph 5. Notwithstanding the amendment to or the termination of this Agreement, the obligations of AIG under paragraphs 1, 2 and 3 of this Agreement shall continue so long as any policy written prior to the termination of this Agreement is in force unless all policyholders of such policies consent in writing to the contrary; provided, however, that AIG shall have the right without the consent of any such policyholders to terminate this Agreement in the following circumstances:

    a) upon transfer of the entire book of business of AIG Life then outstanding to an entity with a rating, from Standard & Poor's Corporation ("S&P") or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the. rating of AIG Life as supported by this Agreement at the time of such transfer;

    b) upon transfer or sale of AIG Life to an entity with a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of AIG Life as supported by this Agreement at the time of such transfer or sale: or

    c) upon the attainment by AIG Life of a rating, from S&P or if S&P shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, without consideration of the support provided by this Agreement, equivalent to or better than the rating of AIG Life as supported by this Agreement at such time.

   6. Riqhts of Policyholders. Any policyholder holding a policy issued by AIG Life prior to the termination of this Agreement shall have the right to demand that AIG Life enforce AIG Life's rights under paragraphs 1, 2 and 3 of this Agreement, and, if AIG Life fails or refuses to take timely action to enforce such rights or if AIG Life defaults in any claim or other payment owed to any such policyholder when due, such policyholder may proceed directly against AIG to enforce AIG Life's rights under paragraphs 1, 2 and 3 of this Agreement.

   7. Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement shall be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

              If to AIG:       American International Group, Inc.
                               70 Pine Street
                               New York, New York 10270
                               Attention: Treasurer

              If to AIG Life:  AIG Life Insurance company
                               70 Pine Street
                               New York, New York 10270
                               Attention: President

   8. Successors. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon and inure to the mutual benefit of AIG and its successors and AIG Life and its successors.

   9. Governing Law. This Agreement shall be governed by the laws of the State of New York.

(SEAL)                                    AMERICAN INTERNATIONAL GROUP, INC.

     Attest                               By:        /s/
                                               ---------------------------------

           /s/
     -----------------------------------
(SEAL)                                    AIG LIFE INSURANCE COMPANY

     Attest                               By:        /s/
                                               ---------------------------------

           /s/
     -----------------------------------

                      AMERICAN INTERNATIONAL GROUPS, INC.
                     70 Pine Street, New York, N.Y. 10270
                            Telephone: 212 770-7000

November 11, 1993

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Attention:Robert Riegel
          Assistant Vice President - Financial Institutions

Gentlemen:

American International Group. Inc, ("AIG") hereby agrees that notwithstanding the rights provided under Section 5 of the Agreement between AIG and its wholly owned subsidiary, AIG Life Insurance Company ("A.I.G. Life"), dated as of December 13, 1991 (the "Agreement"), AIG will exercise the right to terminate the Agreement only under the following circumstances:

    a) Upon transfer of the entire book of business of A.I.G. Life then outstanding to an entity with a rating, from Moody's Investors Service, Inc. ("Moody's") or if Moody's shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, equivalent to or better than the rating of A.I.G. Life as supported by the Agreement at the time of such transfer;

    b) upon transfer or sale of A.I.G. Life to an entity with a rating, from Moody's or if Moody's shall not make such a rating available from a substitute agency which is a national1y recognized statistical rating organization, equivalent to or better than the rating of A.I.G. Life as supported by the Agreement at the time of such transfer or sale; or

Moody's Investors Service, Inc.
November 11, 1993
Page two

    c) upon the attainment by A.I.G. Life of a rating, from Moody's or it Moody's shall not make such a rating available from a substitute agency which is a nationally recognized statistical rating organization, without consideration of the support provided by the Agreement, equivalent to or better than the rating of A.I.G. Life as supported by the Agreement at such time.

AIG further agrees to include a copy of this letter with the Agreement upon any distribution of the Agreement to third parties.

Very truly yours,

American International Group,
Inc.

By:        /s/
     --------------------------
     William N. Dooley

      /s/
--------------------------
  Kathleen E. Shannon